Exhibit 99.1

Metal Management, Inc.

325 N. LaSalle Street • Suite 550

Chicago, Illinois 60610

www.mtlm.com

NASDAQ: MTLM

FOR IMMEDIATE RELEASE

METAL MANAGEMENT COMPLETES ACQUISITION
OF EAST CHICAGO, INDIANA RECYCLING FACILITY

Highly Complementary Addition to Metal Management Midwest Operations

Transaction Expected to be Immediately Accretive

CHICAGO, IL – MAY 17, 2006 –Metal Management, Inc. (NASDAQ: MTLM), one of the nation’s largest full service scrap metal recyclers, today announced that it has acquired a recycling facility in East Chicago, Indiana from OmniSource Corporation. The financial details of the transaction were not disclosed.

Under the terms of the agreement, Metal Management has acquired the property, buildings and equipment of OmniSource’s East Chicago facility, including a 29 acre yard, an automobile shredder, two balers and a shear. The facility handles approximately 430,000 tons of ferrous scrap metal and approximately 10 million pounds of non-ferrous scrap metal per annum.

Metal Management has a leading presence in the greater Chicago area and with this addition the Company now operates 15 processing facilities in that market. The transaction is expected to be immediately accretive to Metal Management’s earnings per share.

About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states. For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.

Forward Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2005, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, and under funded defined benefit pension plans.

Contacts

Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer Metal Management, Inc. (312) 645-0700	Andrew B. Siegel Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449 ext. 127